United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2009

BIRNER DENTAL MANAGEMENT SERVICES, INC.
(Exact name of Registrant as specified in its charter)

COLORADO	0-23367	84-1307044
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3801 East Florida Avenue, Suite 508, Colorado 80210
(Address of principal executive offices; zip code)

(303) 691-0680
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On June 3, 2009, the Compensation Committee of Birner Dental Management Services, Inc. (the “Company”) adopted a Long-Term Incentive Program (the “LTIP”). The LTIP, which will operate under the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”), provides for long-term performance-based cash and stock opportunities for the executive officers of the Company. Details of the LTIP are as follows:

•  The Company’s executive officers may earn an aggregate of up to $1,050,000 in cash and up to 80,000 shares of common stock of the Company. The Company issued restricted stock units with respect to the 80,000 shares. Frederic W.J. Birner, the Company’s Chairman and Chief Executive Officer, Dennis N. Genty, the Company’s Chief Financial Officer, and Mark A. Birner, D.D.S, the Company’s President, may earn up to 50%, 25% and 25% of the foregoing amounts, respectively.

•  Of the foregoing amounts, 24%, 33% and 43% can be earned in each of 2009, 2010 and 2011, respectively.

•  The executive officers may earn the foregoing amounts through achievement by the Company of performance targets related to patient revenue growth, practice additions, adjusted EBITDA margin and  earnings per share growth. The executive officers will earn 100% of the amounts allocated to a particular year if the Company exceeds all four of the annual performance targets, 90% if the Company exceeds three of the four annual performance targets, 66 2/3% if the Company exceeds two of the four annual performance targets, and 0% if the Company exceeds fewer than two of the four annual performance targets. The Compensation Committee will review each of the performance targets annually and will administer the LTIP.

•  All amounts vest only if the executive officer is employed by the Company on December 31, 2011 and will be payable during the first quarter of 2012.

On June 4, 2009, the Company’s shareholders approved an amendment to the 2005 Plan to increase the number of shares of common stock authorized under the 2005 Plan from 425,000 to 625,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIRNER DENTAL MANAGEMENT SERVICES, INC.
Date: June 8, 2009	By: /s/ Dennis N. Genty
Name: Dennis N. Genty Title: Chief Financial Officer